BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number C18085-2000
Barbara K. Cegavske	Filing Number 20211154019
Secretary of State	Filed On 1/8/2021 8:00:00 AM
State Of Nevada	Number of Pages 11

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 92A.205

This filing completes the following: ☐ Conversion ☒ Exchange ☐ Merger

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information: (Constituent, Acquired or Merging)	Entity Name: Sora Ventures, LLC Jurisdiction: Colorado Entity Type*: LLC *If more than one entity being acquired or merging please attach additional page.*
2. Entity Information: (Resulting, Acquiring or Surviving)	Entity Name: iPure Labs, Inc. Jurisdiction: Nevada Entity Type*: Corporation
3. Plan of Conversion, Exchange or Merger: (select one box)	☒ The entire plan of conversion, exchange or merger is attached to these articles. ☐ The complete executed plan of conversion is on file at the registered office or principal place of business of the resulting entity. The entire plan of exchange or merger is on file at the registered office of the acquiring corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the acquiring entity (NRS 92A.200). ☐ The complete executed plan of conversion for the resulting domestic limited partnership is on file at the records office required by NRS 88.330. (Conversion only)
4. Approval: (If more than one entity being acquired or merging please attach additional approval page.)	**Exchange/Merger:** Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity) ☐ A. Owner's approval was not required from the: ☐ Acquired/merging ☐ Acquiring/surviving ☒ B. The plan was approved by the required consent of the owners of: ☒ Acquired/merging ☒ Acquiring/surviving ☐ C. Approval of plan of exchange/merger for Nevada non-profit corporation (NRS 92A.160): Non-profit Corporations only: The plan of exchange/merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation. ☐ Acquired/merging ☐ Acquiring/surviving Sora Ventures, LLC Name of acquired/merging entity iPure Labs, Inc. Name of acquiring/surviving entity
5. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)

* *corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.*

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 92A.205

This filing completes the following: ☐ Conversion ☐ Exchange ☐ Merger

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

4. Approval Continued:
(If more than one entity being acquired or merging please attach additional approval page.)

Exchange/Merger:
Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity)

☐ A. Owner's approval was not required from the:
- ☐ Acquired/merging
- ☐ Acquiring/surviving

☐ B. The plan was approved by the required consent of the owners of:
- ☐ Acquired/merging
- ☐ Acquiring/surviving

☐ C. Approval of plan of exchange for Nevada non-profit corporation (NRS 92A.160):

Non-profit Corporations only: The plan of exchange/merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.
- ☐ Acquired/merging
- ☐ Acquiring/surviving

Name of acquired/merging entity

Name of acquiring/surviving entity

4. Approval Continued:
(If more than one entity being acquired or merging please attach additional approval page.)

Exchange/Merger:
Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity)

☐ A. Owner's approval was not required from the:
- ☐ Acquired/merging
- ☐ Acquiring/surviving

☐ B. The plan was approved by the required consent of the owners of:
- ☐ Acquired/merging
- ☐ Acquiring/surviving

☐ C. Approval of plan of exchange for Nevada non-profit corporation (NRS 92A.160):

Non-profit Corporations only: The plan of exchange/merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.
- ☐ Acquired/merging
- ☐ Acquiring/surviving

Name of acquired/merging entity

Name of acquiring/surviving entity

* *corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.*

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 91A.205

6. Forwarding Address for Service of Process: (Conversion and Mergers only, if resulting/surviving entity is foreign)	Name / Country Care of: Address / City / State Zip/Postal Code
7. Amendment, if any, to the articles or certificate of the surviving entity. (NRS 92A.200): (Merger only) **	
	** Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them "Restated" or "Amended and Restated," accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.
8. Declaration: (Exchange and Merger only)	**Exchange:** ☒ The undersigned declares that a plan of exchange has been adopted by each constituent entity (NRS 92A.200). **Merger:** (Select one box) ☐ The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200). ☐ The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180).
9. Signature Statement: (Required)	☐ **Conversion:** A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity. Signatures - must be signed by: 1. If constituent entity is a Nevada entity: an officer of each Nevada corporation; all general partners of each Nevada limited partnership or limited-liability limited partnership; a manager of each Nevada limited-liability company with managers or one member if there are no managers; a trustee of each Nevada business trust; a managing partner of a Nevada limited-liability partnership (a.k.a. general partnership governed by NRS chapter 87). 2. If constituent entity is a foreign entity: must be signed by the constituent entity in the manner provided by the law governing it. Name of constituent entity

Form will be returned if unsigned.
This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 91A.205

9. Signature Statement Continued: (Required)

☒ **Exchange:**

Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or a member if there are no Managers; A trustee of each Nevada business trust (NRS 92A.230)

Unless otherwise provided in the certificate of trust or governing instrument of a business trust, an exchange must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the exchange.

The articles of exchange must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

☐ **Merger:**

Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or one member if there are no managers; A trustee of each Nevada business trust (NRS 92A.230).

The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

10. Signature(s): (Required)

Sora Ventures, LLC

Name of acquired/merging entity

X [signature] | Manager | 12/31/2020

Signature (Exchange/Merger) | Title | Date

If more than one entity being acquired or merging please attach additional page of informaiton and signatures.

iPure Labs, Inc.

Name of acquiring/surviving entity

X [signature] William H. ... | CEO | 12/31/2020

Signature (Exchange/Merger) | Title | Date

X ______________________

Signature of Constituent Entity (Conversion) | Title | Date

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

Form will be returned if unsigned.
This form must be accompanied by appropriate fees.

PLAN OF EXCHANGE

THIS PLAN OF EXCHANGE (the "Agreement") is made and entered into this 31st day of December 2020, by and between Sora Ventures, LLC, a limited liability company organized under the laws of the State of Colorado (hereafter "SORA") and iPure Labs, Inc., (hereinafter "IPLB"), a corporation organized under the laws of the State of Nevada.

WITNESSETH:

NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Paragraph 1: IPLB shall acquire 100% of all the outstanding and issued shares of SORA;

Paragraph 2: SORA shall become a wholly owned subsidiary of IPLB;

Paragraph 3: The Company shall issue the following shares as part of the acquisition of SORA as follows:

Shareholder	SORA Membership Shares	IPLB Common Stock	IPLB Series C Preferred Shares
Sora Partners	1,000,000	6,000,000	1,100,000

Paragraph 4: The acquisition shall close on December 31, 2020.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Sora Ventures, LLC.,

By: Thomas B. Fore
Its: Manager

iPure Labs, Inc.,

By: William Waldrop
Its: CEO

ACQUISITION AGREEMENT

This Acquisition Agreement (the "Agreement"), entered into on December 31, 2020 (the "Effective Date"), is by and between IPure Labs, Inc. a Nevada Corporation ("Buyer") ("IPure") and Sora Ventures, LLC, a Colorado corporation ("Seller") ("Sora Ventures").

1. Background

1.1. Buyer is IPure Labs, a Colorado Corporation and the Seller is Sora Ventures, LLC., a Colorado commercial business and real estate development company.

1.2. IPure currently has approximately 32,443,988 shares of Common Stock are issued and outstanding and 2,500,000 authorized shares of Convertible Series C Preferred Stock with 1,000,000 shares issued and outstanding.

1.3. Sora Ventures, a Colorado corporation who is engaged in various mining services businesses and desire to sell 100% of its outstanding stock to Buyer in exchange for consideration as discussed in this document.

1.4. Buyer desires to purchase 100% of Seller's outstanding stock on a share issuance with IPure, where IPure will issue 1,100,000 of Convertible Series C Preferred Stock as of December 21, 2020 to the shareholders of Sora Ventures, LLC post a shareholder vote and director's resolution authorizing the acquisition ("Acquisition"). New shares issued to Sora Ventures will constitute approximately 51.7% of all voting and outstanding shares of the IPure Labs. New shares issued to Sora Ventures LLC to be split per Sora Ventures instructions.

1.5. Sora Ventures LLC will appoint new directors and officers to the board of IPure upon close.

1.6. It is the intention of the parties hereto that this transaction qualifies as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

2. CONSIDERATION

2.1. Sora Ventures, LLC. will assign 100% of its outstanding membership to IPure for 1,100,000 shares of IPure Labs Convertible Preferred Series "C" Stock and 6,000,000 shares of Common Stock at closing.

2.2. The Convertible Preferred Series "C" Stock shall have the following rights: 1,000 common votes per each share of Convertible Preferred Series "C" Stock and converts into common stock at rate of 100 common shares for each share of Convertible Preferred Series "C" Stock.

2.3. The Holders of the Convertible Preferred Series "C" Stock, as a group, shall receive dividends issued to the Common Stock shareholders (as a group) equal to five (5) times group dividend amount issued to the Common Stock shareholder. The dividends issued to the Convertible Preferred Series "C" Stock shareholders, will be issued on a pro-rata basis.

2.4. None of the shares of IPure Labs common stock or Convertible Preferred Series "C" Stock being issued will be registered under the Securities Act of 1933, as amended (the "Securities Act"), but will be deemed to have been issued pursuant to an exemption or exemptions therefrom (subject to the satisfaction of certain other terms and conditions hereof) and will be considered "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. All shares of IPure Labs common stock and Convertible Preferred Series "C" Stock will be deemed to be newly issued as of the date of issuance from the Company's transfer agent. All shares of IPure Labs common stock and Convertible Preferred Series "C" Stock to be issued pursuant to this Agreement will be exempt from registration under the Securities Act pursuant to Section 4(2) of that Act and/or Regulation D, Rule 506 promulgated thereunder or other exemption, and certificates representing the shares will bear a restrictive legend worded substantially as follows and as may otherwise be required:

> "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the corporation."

2.5. At the Closing, IPure will direct its transfer agent to record as soon as practicable after the Closing, to issue the IPure common stock to the holders of Sora Ventures common stock pursuant to the provisions set forth above. The transfer agent will annotate its records to reflect the restrictions on transfer embodied in the legend set forth above. There will be no requirement of IPure to register under the Securities Act any shares of common stock in connection with the Acquisition.

3. Sora Ventures Assets to Be Acquired

3.1. Assets Purchased. Acquired Assets. Upon the terms and conditions of this Agreement, Seller hereby sells, transfers, assigns, conveys and delivers to Buyer, and Buyer hereby purchases, accepts and acquires from Seller, free and clear of any and all liens or encumbrances of any kind whatsoever, all of Seller's right, title and interest in and to any assets that Sora Ventures, LLC owns.

3.2. Business relationships. All of other assets of the Sellers necessary to conduct the Business, including but not limited to the following assets of the Sellers:

3.2.1.all rights to the real estate, development rights, consulting agreements, and any other related documents

3.2.2.the technologies, know-how, and intellectual property rights to the technology used in the Business

3.2.3.any proprietary content

3.2.4.all trademark rights to "Sora Ventures, LLC" and other marks owned by the Sellers

3.2.5.copyrights

3.2.6.all web domain addresses

3.2.7.intranets

3.2.8.all existing business relationships.

4. Funding

4.1. Operations Funding. This is on a best effort's basis by management of IPure Labs, Inc.

5. Officer/Directors Debt

5.1. As part of the acquisition of Sora Ventures, LLC, the officers, directors and managers agree to cancel any and all debt, if any, that is owed to them as of November 5, 2020.

6. Closing

6.1. Time and Place of Closing. The closing of the transactions described in this Agreement ("Closing") shall take place on December 31, 2020 or at such other time as the parties may mutually agree (the "Closing Date").

7. **Buyer's Representations and Warranties.** Buyer hereby makes the following representations and warranties to Seller, each of which shall survive the Closing:

7.1. **Corporate Organization** - The Buyers is duly organized, validly existing and in go standing under the laws of the State of Nevada and has qualified to do business in each jurisdiction where such qualifications are required. Buyer has all requisite corporate power and authority and all necessary licenses and permits to conduct its business as now conducted and to own, lease, and operate the assets and properties now owned, leased, or operated by it.

7.2. **Compliance with Laws.** Buyer has complied with all applicable laws in the operation of its business and has not received any notice of violation of any law, ordinance, rule, regulation, or order which has a material adverse effect on or, so far as any of them can now reasonably foresee, could reasonably be expected to in the future to have a material adverse effect on the Acquired Assets.

7.3. **Enforceable Agreement** - this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Buyer, enforceable by the Seller against the Buyer in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally;

7.4. **Bankruptcy and Insolvency Matters** - No action or proceeding has been commenced or filed by or

against the Buyer which seeks or may lead to bankruptcy or any other similar proceeding in respect of the Buyer. No such action or proceeding has been authorized or is being considered by or on behalf of the Buyer and no creditor or equity security holder of the Buyer has, to the knowledge of the Buyer, threatened to commence or advise that it may commence, any such action or proceeding;

7.5. **Broker's Fees** - The Buyer has not incurred any obligation or liability, contingent or otherwise for broker's or finder's fees in respect of the transaction herein provided for which the Buyer shall have any obligation and liability.

7.6. **Consents** – Except notices required by FINRA or the SEC, if any, no approval, consent, order, authorization or other action by, or notice to or filing with, any governmental authority or regulatory or self-regulatory agency, or any other person or entity, and no lapse of a waiting period, is required in connection with the execution, delivery or performance by the Buyer of this Agreement;

7.7. **Litigation** - there is no action, suit, proceeding or investigation pending or currently threatened against the Buyer its affiliates that questions the validity of this Agreement or the right of the Buyer to enter into this Agreement or to consummate, or cause to be consummated, the transactions contemplated hereby.

8. **Seller's Representations and Warranties**. Seller hereby makes the following representations and warranties to Buyer, each of which shall survive the Closing:

8.1. **Corporate Organization** - Seller is duly organized, validly existing and in go standing under the laws of the State of Colorado and has qualified to do business in each jurisdiction where such qualifications are required. Seller has all requisite corporate power and authority and all necessary licenses and permits to conduct its business as now conducted and to own, lease, and operate the assets and properties now owned, leased, or operated by it.

8.2. **Debt**. Unless otherwise mutually agreed in writing by Sora Ventures, LLC and IPure Labs, Inc., any and all debt shall be canceled as part of the acquisition

8.3. **Compliance with Laws**. Seller has complied with all applicable laws in the operation of its business and has not received any notice of violation of any law, ordinance, rule, regulation, or order which has a material adverse effect on or, so far as any of them can now reasonably foresee, could reasonably be expected to in the future to have a material adverse effect on the Acquired Assets.

8.4. **Enforceable Agreement** - this Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable by the Buyer against the Seller in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally;

8.5. **Bankruptcy and Insolvency Matters** - No action or proceeding has been commenced or filed by or against the Seller which seeks or may lead to bankruptcy or any other similar proceeding in respect of the Seller. No such action or proceeding has been authorized or is being considered by or on behalf of the Seller and no creditor or equity security holder of the Seller has, to the knowledge of the Seller, threatened to commence or advise that it may commence, any such action or proceeding;

8.6. **Broker's Fees** - The Seller has not incurred any obligation or liability, contingent or otherwise for broker's or finder's fees in respect of the transaction herein provided for which the Seller shall have any obligation and liability.

8.7. **Consents** - no approval, consent, order, authorization or other action by, or notice to or filing with, any governmental authority or regulatory or self-regulatory agency, or any other person or entity, and no lapse of a waiting period, is required in connection with the execution, delivery or performance by the Seller of this Agreement; and

8.8. **Litigation** - there is no action, suit, proceeding or investigation pending or currently threatened against the Seller its affiliates that questions the validity of this Agreement or the right of the Seller to enter into this Agreement or to consummate, or cause to be consummated, the transactions contemplated hereby.

9. **Indemnifications.**

9.1. **Indemnification by Seller.** Seller shall defend, hold harmless, and indemnify Buyer and its employees, officers, and managers, and members against all liabilities, damages, losses, claims, judgments and expenses (including reasonable attorneys' fees and related costs) arising from (i) the conduct of Seller's business; or (ii) a breach by Seller of any of the covenants, agreements, warranties or representations

contained in this Agreement.

9.2. **Indemnification by Buyer.** Buyer shall defend, hold harmless, and indemnify Seller and its employees, officers, directors, and shareholders against all liabilities, damages, losses, claims, judgments and expenses (including reasonable attorneys' fees and related costs) arising out of (i) the conduct of Buyer's business; or (ii) a breach by Buyer of any of the covenants, agreements, warranties or representations contained in this Agreement.

10. **Other Matters**

10.1. Immediately prior to the Closing, IPure's Board of Directors will nominate and elect directors of the IPure's New Board; which persons will be designated by Sora Ventures and which appointment shall be effective upon the Closing. All new directors will accept their appointment and will serve in such capacities until the next meeting of shareholders of IPure at which directors are elected.

10.2. Upon the execution of this Agreement, IPure will make the appropriate requisite notice filings with the Securities and Exchange Commission ("SEC") and/or FINRA to report the contemplated transaction and will also make such other filings and notifications with the SEC, FINRA and state regulatory agencies as may be necessitated by this Agreement; if required.

10.3. For accounting purposes, Sora Ventures shall be deemed the surviving corporation (hereafter sometimes referred to as the "Surviving Corporation") and the current operations, if any, of IPure will cease and be spun out at the closing of the Acquisition. Sora Ventures as the Surviving Corporation, will succeed to and assume all the rights and obligations of IPure Labs, Inc. in accordance with applicable law, As such, this transaction will be accounted for as a reverse merger and will be treated as a recapitalization of IPure Labs, with Sora Ventures considered the accounting acquirer.

10.4. The parties hereby agree that for a period of 18 months no reverse split of IPure's Common Stock shall take place.

10.5. The members of the Board of Directors and executive officers of IPure Labs holding office immediately prior to the closing of the acquisition will resign as directors and executive officers. The Board of Directors of IPure Labs will take all necessary requisite actions to appoint as additional directors to the IPure Labs Board those persons set forth in Section 10.1 above.

11. **Miscellaneous.**

11.1. **Amendments, Waivers.** No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally. Any failure by any party hereto to comply with any of its obligation, agreements, covenants, or conditions provided herein may be waived in writing by the party (in its sole discretion) to whom such dutyor compliance is owed.

11.2. Notices. Any notice or document required or permitted to be given under this Agreement shall be deemed to be given on the date such notice is (i) deposited in the United States mail, postage prepaid, certified mail, return receipt requested, (ii) deposited with a commercial overnight delivery service with delivery fees paid, or (iii) transmitted by facsimile or electronic mail with transmission acknowledgment, to the following addresses or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section:

Buyer: IPure Labs
2654 W. Horizon Ridge Pkwy Suite B5-58
Henderson, NV 89052

Seller: Sora Ventures, LLC
1942 Broadway St. STE 314C
Boulder, CO 80302

11.3. The headings in this Agreement are inserted for convenience only and have no effect in any way on the meaning or interpretation of this Agreement.

12. **Governing Law.** This Agreement shall be governed by the internal laws of Nevada without giving effect to the principles of conflicts of laws. Each party hereby consents to the personal jurisdiction of the State of Nevada and agrees that all disputes arising from this Agreement shall be prosecuted in such courts. Each party hereby agrees that any such court shall have in person jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by Nevada and Nevada law.

13. **Language Construction**. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement.

14. **No Offer**. The submission of this Agreement by any party for the review and/or execution by another party does not constitute an offer or reservation of rights for the benefit of any party. This Agreement shall become effective, and the parties shall become legally bound, only if and when all parties have executed this Agreement.

15. **Payment of Fees.** In the event of a dispute arising under this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs, provided that if a party prevails only in part the court shall award fees and costs in accordance with the relative success of each party.

16. **Signature in Counterparts**. This Agreement may be signed in counterparts, each of which shall be deemed to be a fully executed original.

17. **Signature by Facsimile**. An original signature transmitted by facsimile shall be deemed to be original for purposes of this Agreement.

18. **Assignment.** Neither party to this Agreement shall assign its rights or duties hereunder without the prior written consent of the other party. Any attempted assignment without such prior written consent shall be null and void.

19. **Entire Agreement**. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings and may not be changed or terminated orally.

20. **Due Diligence**. This binding offer is conditional upon more comprehensive due diligence. The due diligence requirements will be usual and customary for transactions of this type including a review of, but not limited to, the following:
    - 20.1. Access to management and all key facilities
    - 20.2. Review historical and projected financials and internal control procedures
    - 20.3. Review product portfolio, product roadmap, technology, and infrastructure
    - 20.4. Review contracts, IP rights, etc.
    - 20.5. Accounting and legal review
    - 20.6. Access to all computers and related hardware (whatever is available)

Signature Page to Follow

IN WITNESS WHEREOF, the parties have executed this binding Agreement on the date first written above.

Sora Ventures, LLC	iPure Labs, Inc.
[signature]	[signature]
Thomas Fore, Manager	William Waldrop, CEO